July 5, 2005

Shareholders and Board of Directors
Stone Mountain Resources, Inc
701 North Green Valley Parkway #200
Henderson, Nevada 89074

         Re:      Stone Mountain Resources, Inc.

Dear Sir/Madam:

This letter hereby serves as my notification to the shareholders and directors of Stone Mountain Resources, Inc. of my resignation, effective immediately, from my position as and as a member of the Board of Directors of Stone Mountain Resources, Inc. This resignation is not due to a disagreement with Stone Mountain Resources, Inc. on any matter relating to the Company's operations, policies or practices. In accordance with this resignation, I hereby agree to return my 8,000,000 shares of Stone Mountain Resources, Inc. to treasury.

Very truly yours,

/s/ Scott Young
SCOTT YOUNG